UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2008

NetREIT
(Exact name of registrant as specified in its charter)

CALIFORNIA	001-34049	33-0841255
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

365 South Rancho Santa Fe Road, Suite 300 San Marcos, California	92078
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 471-8537

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 12, 2008, Registrant completed the acquisition of the Waterman Plaza property (“Waterman Plaza”) located at 444-464 S. Waterman Avenue, San Bernardino, California 92408. Waterman Plaza is a newly constructed retail/office building of approximately 21,200 rentable square feet and approvals to construct an additional 2,300 square foot building. The property consists of a total of 2.7 acres. On the date acquired, 83.6% of the property was under lease. The seller guaranteed base rent on the vacant space for a period of twelve months up to an aggregate maximum of $233,200.

Registrant’s purchase price for the property was $7,350,000, of which $3,850,000 was paid with the proceeds from a secured loan from MTL Insurance Company (the “MTL Loan”).

Item 2.03 Creation of a Direct Financial Obligation.

On August 12, 2008, the Company Funded the MTL Loan comprised of a fixed rate Promissory Note in the amount of $3,850,000 from MTL Insurance Company, Oak Brook, Illinois 60523. The Promissory Note bears a fixed interest rate of 6.5% per annum and is due on September 1, 2015. The MTL loan is secured by the First Deed of Trust, Security Agreement And Fixture Filing on Registrant’s Waterman Plaza property. The Registrant paid a total of $38,500 in prepaid finance charges in connection with the MTL loan.

The loan requires regular monthly payments of principal and interest commencing on September 1, 2008. The total of unpaid accrued interest and principal is due and payable on September 1, 2015. The Company used $3,850,000 proceeds from the loan to acquire the Waterman property, as described in Item 2.01 above.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Real Estate Acquired.

Not applicable.

(b) Pro Forma Financial Information.

Not applicable.

(c) Company Shell Transactions.

Not applicable.

(d) Exhibits.

Exhibit No.	Description
4.7	Promissory Note dated August 5, 2008 in the principal amount of $3,850,000 in favor of MTL Insurance Company.

4.8	Deed of Trust, Security Agreement And Fixture Filing dated August 5, 2008 in favor of MTL Insurance Company.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NetREIT

Date: September 29, 2008	By:	/s/ Kenneth Elsberry
Name: Kenneth Elsberry Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.7	Promissory Note dated August 5, 2008 in the principal amount of $3,850,000 in favor of MTL Insurance Company

4.8	Deed of Trust, Security Agreement And Fixture Filing dated August 5, 2008 in favor of MTL Insurance Company.